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                         VIRGINIA COMMERCE BANCORP, INC.

                                  PRESS RELEASE
                             FOR IMMEDIATE RELEASE:

Contact: Kerry J. Donley, Executive Vice President, Retail Banking Virginia Commerce Bank
                  5350 Lee Highway
                  Arlington, VA 22207
                  Phone:  (703) 531-2949
                  http://www.vcbonline.com
                  kdonley@vcbonline.com

                             VIRGINIA COMMERCE BANK
                     ANNOUNCES OPENING OF MT. VERNON BRANCH

ARLINGTON, VA -AUGUST 30, 2004. Virginia Commerce Bank (VCB) is pleased to announce the opening of its Mt. Vernon branch, located at 7901 Richmond Highway in Alexandria. The new branch, which is the fourteenth overall for VCB, opened for business on August 10, 2004.

A special ribbon-cutting ceremony is planned for Thursday, September 16, at 10:00 a.m. In addition to VCB staff and the Bank's Board of Directors, invited guests include CONGRESSMAN JIM MORAN and FAIRFAX COUNTY BOARD OF SUPERVISORS GERRY HYLAND (Mt. Vernon district) and DANA KAUFFMAN (Lee district). The Bank also welcomes its new neighbors throughout the Mt. Vernon community to attend the ceremony. Refreshments will be served.

The opening of this branch is part of a previously announced branching strategy that is expected to result in one to three new branches a year. Additional locations expected to open over the next twelve months will include Alexandria, Chantilly, Tysons Corner and Manassas.

In addition to the ribbon-cutting ceremony, VCB will continue the celebration for several weeks, providing free coffee and donuts to all who visit the Mt. Vernon branch and offering attractive rates and cash bonuses to those who open new accounts.

Established in 1988, Virginia Commerce Bank is a wholly-owned subsidiary of Virginia Commerce Bancorp, Inc., a registered financial holding company listed on the Nasdaq National Market under the symbol "VCBI." CONSISTENTLY RATED AS THE REGION'S BEST BANK IN CUSTOMER SATISFACTION, VCB offers a complete range of banking services throughout Northern Virginia. Including the new Mt. Vernon location, the Bank operates fourteen branches, two residential mortgage lending offices and an investment services office. For further information about VCB's many services and a map of convenient locations, visit our Web site at www.vcbonline.com.

This release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future plans for Company and Bank operations. In some cases, forward-looking statements can be identified by use of words such as "may," "will," "anticipates," "believes," "expects," "plans," "estimates," "potential," "continue," "should," and similar words or phrases. These statements are based upon current economic conditions, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual results of operations and results may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company's past results are not necessarily indicative of future performance.

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